Exhibit 10(o)

PARKER-HANNIFIN CORPORATION 2005 TARGET INCENTIVE BONUS PLAN DESCRIPTION

1. Definitions:

(a)	“Company” means Parker-Hannifin Corporation, an Ohio corporation.

(b)	“Committee” means the Compensation and Management Development Committee of the Board of Directors of the Company.

(c)	“Free Cash Flow” or “FCF” equals cash flow from operations less capital expenditures.

(d)	“FCF Margin” is FCF as a percent of sales.

2. Participants: All of the executive officers of the Company, plus Group Presidents who are not executive officers.

3. Payments earned under the Bonus Plan depend upon the Company’s FCF Margin as compared to the Company’s fiscal year 2005 operating plan for FCF Margin.

4. Target awards for each participant are determined by the Committee. The payout under the Plan ranges from 30% to 200% of each participant’s target award with 100% payout set at achievement of fiscal year 2005 planned FCF Margin.

5. Fiscal year 2005 planned FCF Margin: 5.03%

FCF Payout Schedule
FY04 FCF Margin	Percentage of Target Award Paid
<2.00%	0%
2.00%	30%
2.43%	40%
3.30%	60%
4.17%	80%
5.03%	100%
5.53%	120%
6.04%	140%
6.54%	160%
7.05%	180%
≥7.55%	200%

6. The Committee has determined that it is appropriate to exclude discretionary pension plan contributions from both the FY05 operating plan and actual results in calculating FCF Margin. The Committee retains discretion to exclude additional extraordinary items from actual results to the degree appropriate.